Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 2-81353) pertaining to The Union Center National Bank 401(k) Profit Sharing Plan of our report dated April 25, 2008 with respect to the financial statements included in this Annual Report (Form 11-K) for the year ended December 31, 2006.

/s/ Weiser, LLP
Edison, NJ

July 10, 2008